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                                                                  Exhibit 4.05
                     AMENDMENT NO. 1 TO RIGHTS AGREEMENT


     AMENDMENT NO. 1, dated as of October 20, 1999 (this "Amendment"), to the Rights Agreement, dated as of January 27, 1999 (the "Rights Agreement"), between Exodus Communications, Inc., a Delaware corporation (the "Company") and BankBoston, N.A. (the "Rights Agent").

     WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

     WHEREAS, Section 27 of the Rights Agreement provides that the Company may, and the Rights Agent shall, if the Company directs, supplement or amend the Rights Agreement without the approval of any holders of Right Certificates to make any provisions or changes with respect to the Rights which the Company may deem necessary or desirable;

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement is necessary and desirable to effect the following and the Company and the Rights Agent desire to evidence such amendment in writing;

     WHEREAS, upon the closing of the acquisition by the Company of Service Metrix, Inc., FMR Corp. and its Affiliates and Associates, including accounts for which FMR Corp. and its Affiliates and Associates have investment management or advisory responsibilities (including the Fidelity Investments mutual funds) may own in excess of 15% of the Company's outstanding Common Shares and the Company desires to exclude from the definition of an "Acquiring Person" such shareholders provided that their ownership does not exceed 20% of the Company's outstanding Common Shares;

     THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

     1. Section 1(a) of the Rights Agreement is hereby amended to restate in its entirety the first sentence of such Section as follows:

          (a)  "Acquiring Person" shall mean any Person who or which, together
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               with all Affiliates and Associates of such Person, shall be the beneficial owner of 15%, or in the case of FMR Corp. and its Affiliates and Associates, including any accounts for which FMR Corp. and its Affiliates and Associates have investment management or advisory responsibilities (including the Fidelity Investments mutual funds, but not including any of its Affiliates identified in clauses (i), (ii), (iii) or (iv) of this sentence), 20% (15% or 20%, as the case may be, being the "Designated
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               Percentage") or more of the Common Shares of the Company then
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               outstanding, but shall not include (i) the Company, (ii) any
               Subsidiary of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company or (iv) any entity holding Common Shares for or pursuant to the terms of any such plan.
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     2.   This Amendment to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

     3. This Amendment to the Rights Agreement may be executed in one or more counterparts, each of which shall be an original but all of which counterparts shall together constitute one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

     4. In all respects not inconsistent with the terms and provisions of this Amendment to the Rights Agreement, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

     5. If any term, provision, covenant or restriction of this Amendment to the Rights Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment to the Rights Agreement, and of the Rights Agreement, shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

     6. IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

EXODUS COMMUNICATIONS, INC.                BANKBOSTON, N.A.

By: /s/ Adam W. Wegner                     By: /s/ Carol Mulvey-Eori
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Name: Adam W. Wegner                       Name: /s/ Carol Mulvey-Eori
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Title: Vice President and General Counsel  Title: Administrative Manager
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